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                                 EXHIBIT 10.18







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                           PURCHASE AND SALE AGREEMENT

   This Agreement is made as of March 1, 1996, at Concord, California, by and between Anchor Pacific Underwriters, Inc., a Delaware corporation ("Buyer" or "APU") and Roland L. Ferguson, doing business as R.L. Ferguson Insurance Agency ("Seller").

                                    RECITALS

   A. Seller represents that he is the owner of all the assets, properties, book of accounts and business of R.L. Ferguson Insurance Agency, a sole proprietorship owned by Roland L. Ferguson.

   B. Buyer desires to purchase from Seller and Seller desires to sell to Buyer, on the terms and conditions of this Agreement, all the assets, properties, book of accounts and business of R.L. Ferguson Insurance Agency.

                              TERMS AND CONDITIONS

   1. TRANSFER ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Buyer, and Buyer agrees to purchase from Seller all the assets, properties, book of accounts and business of R.L. Ferguson Insurance Agency, a sole proprietorship owned by Roland L. Ferguson (such assets, properties, book of accounts and business are collectively referred to as the "Assets") including, without limitation the following:

      (a) The book of accounts, client lists, expiration files, client account records, including current copies of client policies, prior copies of client policies, applications, quotations and claim/loss data that is currently contained in the client's file, ledger cards, financing agreements, and correspondence, all of which assets are substantially in accordance with the Schedule of Clients shown in Exhibit "A" prepared by Seller and dated February, 1996.

      (b)  The goodwill of Seller relative to the Assets.

      (c) The historic or dead client files and records, including, but not limited to, client accounting records, and accounting records regarding insurance companies; or copies thereof, if required.

      (d)  The name "R.L. Ferguson Insurance Agency."

      (e)  All trade secrets and confidential information of Seller.

   2. CONSIDERATION FOR TRANSFER. The consideration for the transfer of the Assets

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shall be payable as follows:

      (a) Ninety-Five Thousand Dollars ($95,000) by cashier's check payable to Seller or as directed by Seller at the Closing.

      (b) That number of shares of Buyer's common stock determined by dividing the agreed per-share value of Buyer's common stock into $25,000. The agreed per-share value of Buyer's common stock shall be $2.00 per share. The shares shall be issued to Roland Langdon Ferguson & Ruby Delores Ferguson, Trustees, The Ferguson Revocable Trust U/A dated 09/11/1995 and shall be issued to Seller six (6) months after the Closing Date. For a two (2) year period following the Closing, the shares issued in accordance with this Paragraph 2(b) shall be accorded "piggyback registration rights" which shall provide for registration of all APU shares held by its shareholders in any registration of APU shares other than by a Form S-4 or Form S-8. APU shall bear all costs, except for underwriter or broker discounts and commissions, associated with the registration of the APU shares.

      (c) Buyer shall pay to Seller within fifteen (15) days after the end of each month for a period of 60 consecutive months (the "Contingent Payment Period"), commencing with the first full calendar month ending after the Closing Date (as hereinafter defined), a sum equal to fifteen percent (15%) of the net commission revenue from the Schedule of Clients paid to Buyer (the "Contingent Payments"). For purposes of this Paragrapoh 2, the term "net commission revenue" is defined as gross commissions, including endorsements, stipulated billings, monthly payments, and installments less return commission from endoresements, stipulated billings, monthly payments, installments, cancellation transactions and commission returns due to rebates or premium rollbacks related in any manner to Proposition 103. "Net commission revenues" do not include contingency commissions, service fees charged due to late payment of premium and interest earned by Buyer on commission. Contingent Payments shall continue for the entire Contingent Payment Period as calculated under this Paragraph 2.(c) regardless of the Seller's ability to perform under the separate Employment Agreement as that performance may relate to illness, disability or death.

      In the event all or any part of Anchor Pacific Underwriters, Inc. or any of its subsidiaries should be sold, merged or reorganized, Buyer shall have the right to pre-pay the Contingent Payments without penalty, based upon the mutual agreement of the parties.

   3. SELLER'S LIABILITY. It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liability of Seller of any kind and nature other than those specifically assumed by Buyer in this Agreement, and Seller hereby indemnifies Buyer and shall hold Buyer harmless against any loss, cost, liability, claim or expense suffered or incurred, directly or indirectly, as a result of the assertion against Buyer of any obligation or liability of Seller other than those specifically assumed by Buyer in this Agreement.

   4. ALLOCATION OF PURCHASE PRICE. The consideration for the transfer of the Assets

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shall be allocated as follows:

        Expirations                50%
        Covenant Not To Compete    20%
        Goodwill                   30%

   Both parties agree to report this transaction for state and federal tax purposes in accordance with this allocation of the purchase price.

   5. EXCISE TAXES. Seller shall pay all sales and use taxes arising out of the transfer of the Assets. Buyer shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind related to any period before the Closing Date.

   6. REPRESENTATION AND WARRANTIES OF SELLER. In addition to the representation and warranties contained in other paragraphs of this Agreement, Seller makes the following representations and warranties (which representations and warranties shall survive the Closing regardless of what investigations Buyer shall have made with respect thereto prior to the Closing), each of which individual representation and warranty (i) is material and being relied upon by Buyer, and (ii) is true in all respects as of the date hereof and shall be true in all respects on the Closing Date:

      6.1 All federal, state, local and foreign tax returns and tax reports required to be filed by or on behalf of Seller have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, and all federal, state, local and foreign taxes, including income taxes and all other taxes of whatever kind or nature due from Seller, as well as any penalties and interest with respect to such taxes, have been fully paid.

      6.2 Seller is the sole owner of (and Buyer will acquire hereunder) the entire right, title and interest in and to the Assets.

      6.3 The Assets are free and clear of all liens, encumbrances, claims, rights, demands and restrictions of any kind or character.

      6.4 Seller is not involved or aware of any pending or threatened litigation which does or will affect the Assets.

      6.5 There are no actions or proceedings pending or threatened against Seller before any court or administrative agency in any way connected with the Assets.

      6.6 All laws, ordinances, rules and regulations of any government or any agency, body or subdivision thereof bearing on the Assets have been complied with by Seller.

      6.7  Seller has received no noticed or knowledge that any governmental


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authority or any employee or agent thereof considers the operation, use or ownership of the R.L. Ferguson Insurance Agency to have violated any ordinance, rule, law, regulation or order of any government or any agency, body or subdivision thereof or that any investigation has been commenced or is contemplated respecting such possible violation.

      6.8 Neither this Agreement, nor anything provided to be done hereunder, including but not limited to the transfer, assignment and sale of the Assets violates or shall violate any contract, agreement or instrument to which Seller is a party.

      6.9 No other agent or broker, potential buyer, or representatives have been provided copies or have had access through Seller to the following specific data: expirations, copies of client policies, client lists and client account records within the past 36 months.

      6.10 All payments required to have been made by Seller to any governmental entity, including the California Employment Development Department, have been made.

      6.11 To the best of Seller's knowledge, Seller has disclosed to Buyer in writing any material problem in connection with the book of accounts or Assets being transferred hereunder.

      6.12 The book of accounts represent commercial and personal property and casualty, Worker's Compensation, bonds and Inland Marine lines of insurance coverage only.

      6.13 None of the client accounts to be transferred hereunder were accepted or placed on a brokerage basis, except as properly identified and identified.

      6.14 All client accounts to be transferred hereunder are the direct production of R.L. Ferguson Insurance Agency, except as properly identified and coded.

      6.15 Seller's premises located at 800 South Broadway, Suite 304, Walnut Creek, California, is rented under a month-to-month tenancy terminable on 30-day's written notice.

   7. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE. The obligations of Buyer to purchase the Assets under this Agreement are subject to the satisfaction, at or before the cLosing of all the conditions set out below in this Paragraph 7. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Seller shall be in default of any of its representation, warranties, or covenants under this Agreement.

      7.1 The due performance of Seller of each and every undertaking and agreement to be performed by it hereunder, and the truth of each representation and warranty made in this Agreement by Seller at the time as of which the same is made and as of the Closing Date.


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      7.2  No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

      7.3 Buyer's approval of the results of its investigations and evaluations of the R.L. Ferguson Insurance Agency pursuant to Paragraph 9.2 of this Agreement.

      7.4 Seller shall execute and deliver to Buyer an "Employment Agreement" in the form attached hereto as Exhibit "B" (the "Employment Agreement").

   8.  PAYABLES AND RECEIVABLES.

      8.1 Seller shall own and be responsible for all insurance carrier and client payables and receivables on policy and binder transactions that occur prior to the Closing Date on policies and binders with an effective date prior to the Closing Date and shall save, defend and hold Buyer harmless with respect thereto. Buyer shall be responsible for and own all insurance carrier and client payables and receivables on policy and binder transactions that occur on and after the Closing Date on policies and binders with an effective date prior to the Closing Date and on all policy and binder transactions on policies with an effective date as of the Closing Date and thereafter and shall save, defend and hold Seller harmless with respect thereto. All moneys received by or credited to Seller prior to and after the Closing Date that is the property of Buyer shall be paid to Buyer at the earlier of the Closing or the tenth (10th) of the month following that month that it is received by Seller.

      8.2 Money paid to Buyer or Seller shall be accompanied by adequate documentation to permit the parties to identify specific receivables and payments by client policy.

      8.3 Annual anniversaries on policies written for a period in excess of one (1) year shall be deemed to have been annually renewed and treated as such.

      8.4 All endorsement transactions, stipulated billings, monthly payments, carrier installments, policy cancellations and interim and final audits that occur or are effective on and after the Closing Date on policies with an effective date prior to the Closing Date are the property and the responsibility of Buyer.

   9.  SELLER'S OBLIGATIONS BEFORE CLOSING.

      9.1 Seller will carry on its business and activities diligently and in substantially the same manner as they previously have been carried out and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that vary materially from those methods used by Seller as of January 2, 1996. By way of non-exclusive illustration, the following shall be deemed not to be in the ordinary course of business for purposes of this Agreement: borrowing or loaning of money or agreeing so to do;


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encumbering any asset or agreeing so to do; increasing in any material respect the compensation, other forms of remuneration for agent, agents, distributors, or sales representatives or agreeing so to do; amending or agreeing to amend any pension or other employee benefit plan; acquisition or agreement to acquire any common stock or other equity securities; acquisition of or agreement to acquire any material amount of assets; disposition or agreement to dispose of any material amount of assets; payment of or agreement to pay current liabilities in a manner inconsistent with past practice; or hiring or agreement to hire any professional or managerial personnel.

      9.2 Until the Closing, Seller will permit Buyer and its representatives to conduct reasonable investigations and evaluations of the R.L. Ferguson Insurance Agency, furnish them with all information, documents and records which they reasonably request, and assist them, should the need be deemed appropriate, in conducting informal interviews with key employees, customers and insurance carriers of Seller.

   10. CLOSING. The transfer of the Assets by Seller to Buyer (the "Closing") shall take place at Buyer's office located in Concord, California on March 1, 1996 (the "Closing Date").

   11. SELLER'S OBLIGATIONS AT CLOSING. At the Closing, Seller shall deliver or cause to be delivered to Buyer a bill of sale of the Assets in the form attached hereto as Exhibit "C" (the "Bill of Sale").

      Simultaneously with the consummation of the transfer, Seller will put Buyer into full possession and enjoyment of the Assets to be conveyed and transferred by this Agreement.

      Seller, at any time before or after the Closing Date, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of transfer, reasonably requested by Buyer and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the Buyer for the purpose of assigning, transferring, granting, conveying, and confirming to Buyer, or reducing to possession, any or all property and assets to be conveyed and transferred by this Agreement. If requested by Buyer, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Buyer any claims, rights, or benefits that are transferred to Buyer by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or OSC enforcement is made necessary by a breach of this Agreement by Seller.

   12.  BUYER'S OBLIGATIONS AFTER CLOSING.

      12.1 Seller shall transfer his insurance licenses and all licenses of Seller's employees to Buyer's agency. Buyer shall pay the costs related to such transfers.

      12.2 Buyer shall at Buyer's cost provide Seller with Errors & Omissions insurance protection effective the Closing Date and for so long as Seller remains a full time


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employee of Buyer under Buyer's policy during the Contingent Payment Period.

      12.3 Buyer shall be responsible for all salaries, benefits and rent for Seller's business accruing after the Closing Date.

   13.  SELLER'S OBLIGATIONS AFTER CLOSING.

      13.1 Seller shall remain responsible for the collection of all outstanding account receivables as of the Closing Date for all amounts due on policies with transaction and effective dates as of the Closing Date, or earlier.

      13.3 SELLER'S NON-COMPETITION. Except for services provided to Buyer, Seller agrees that he will not at any time within the five-year period, immediately following the Closing Date, directly or indirectly engage in, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity in any of the counties of Alameda or Contra Costa, California, which activity is the same as, similar to, or competitive with any activity now engaged in by Seller in any of these counties so long as Buyer (or any successor) shall engage in this activity in such county.

      The parties intend that the covenant contained in the preceding portion of this paragraph shall be construed as a series of separate covenants, one for each county specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraph. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then this unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

      Seller further agrees not to divulge, communicate, use to the detriment of Buyer or for the benefit of any other person or persons, or misuse in any way any confidential information or trade secrets of Seller, including personnel information, client lists, or other technical data.

      13.4 Seller shall transfer his present license with the California Department of Insurance to be included as an endorsee under Buyer's license.

   14. INDEMNIFICATION BY SELLER. Seller agrees to indemnify and hold Buyer harmless from and against any claim, loss, damage or expense, including any reasonable attorneys' fees (including attorneys' fees on appeal), asserted against or suffered by Buyer resulting from:

      (a)  Any breach by Seller of this Agreement;

      (b) Any liability or obligation of Seller which Buyer is not required to assume hereunder;


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      (c)  The inaccuracy or breach of any of the representations, warranties, or covenants made by Seller herein;

      (d) Any other act or omission to act of Seller, his agents, employees or contractors, the consequences of which Buyer has not expressly assumed hereunder.

   15.  COST.

      15.1 FINDER'S OR BROKER'S FEES. Except for commissions due to Jack T. Hunn, Insurance Marketing Associates, for which Buyer shall be responsible, each of the parties represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

      15.2 EXPENSES. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

   16.  MISCELLANEOUS PROVISIONS.

      16.1 The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

      16.2 This Agreement is subject to and modified by the provisions of the letter agreement between Seller and Buyer dated February 9, 1996, attached hereto as Exhibit "D" and incorporated herein.

      16.3 This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      16.4 This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      16.5 This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors, and assigns. Buyer shall have the right to assign this Agreement and all of Buyer's rights under it to a corporation or partnership in which Buyer has an interest.


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      16.6  All representations, warranties, covenants, and agreements of the parties contained in this Agreement, or in any instrument, certificate, or other writing provided for in it, shall survive the Closing.

      16.7 All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

      TO SELLER AT:     Roland L. Ferguson
                        P.O. Box 113
                        Alamo, California 94507

      TO BUYER AT:      J. R. Dunathan, President
                        Anchor Pacific Underwriters, Inc.
                        1800 Sutter Street, Suite 400
                        Concord, California 94520

      Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

      16.8 This Agreement shall be construed in accordance with, and governed by, the laws of the State of California.

      Executed the day and year first above written:

                                        SELLER:

                                        /s/ Roland L. Ferguson
                                        ------------------------------------
                                        Roland L. Ferguson

                                        BUYER:
                                        Anchor Pacific Underwriters,
                                        Inc.

                                        By: /s/ James R. Dunathan
                                            --------------------------------
                                            James R. Dunathan, President


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                                  EXHIBIT "C"

                                  BILL OF SALE

      Roland L. Ferguson, doing business as R.L. Ferguson Insurance Agency ("Seller"), for good and valuable consideration, receipt of which is hereby acknowledged, and pursuant to a certain Purchase and Sale Agreement (the "Agreement") between Seller and Anchor Pacific Underwriters, Inc. ("Buyer"), hereby sells, assigns, transfers, conveys, and delivers to Anchor Pacific Underwriters, Inc. and its successors and assigns, the "Assets" referred to in
Section 1 of the Agreement.

      To have and to hold the same unto Buyer and its successors and assigns, forever.

      The Seller, for itself and its successors and assigns, hereby covenants with the Buyer, its successors and assigns, that the Seller is the owner absolutely of said property; that the same are free and clear of and from all encumbrances, that it has good right to sell and to assign the same unto Buyer as aforesaid and will warrant and defend the same unto Buyer against the lawful claims and demands of all persons.

      The Seller hereby covenants and agrees to execute and deliver or cause to be executed and delivered, and to do or to make, or to cause to be done or made, upon request of Buyer, any and all agreements, instruments, papers, acts, or things, supplemental, confirmatory, or otherwise, as may reasonably be required by Buyer for the purpose of or in connection with perfecting and completing the sale hereunder of the assets of Seller which are hereby sold and transferred.

      In Witness Whereof, the Seller has executed this Bill of Sale on March 1, 1996.


                                        /s/ Roland L. Ferguson
                                        -----------------------------
                                        Roland L. Ferguson